Exhibit 99.2

LIGHTSTONE MEMBER II LLC
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008 AND 2007

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008 AND 2007

TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To the Members
Lightstone Member II LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lightstone Member II LLC and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in members’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lightstone Member II LLC and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cornerstone Accounting Group LLP
Roseland, New Jersey
March 25, 2009

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007

Investments in Real Estate, net	$61,751,076	$62,913,297

Other Assets
Cash and cash equivalents	440,107	699,014
Escrow deposits	1,613,699	1,875,440
Rents and other receivables, net of allowance of $671,186
and $352,340 in 2008 and 2007, respectively	1,307,913	1,935,687
In place lease value, net	495,430	795,299
Acquired lease rights, net	420,117	654,114
Deferred lease costs, net	622,333	758,381
Prepaid expenses	92,524	226,020

	$66,743,199	$69,857,252

LIABILITIES AND MEMBERS’ DEFICIT

Liabilities
Mortgage note payable	$39,061,078	$39,500,000
Notes payable – related party	35,899,387	29,294,413
Interest payable	202,986	174,078
Deferred revenue	348,924	495,098
Accounts payable, accrued expenses and other liabilities	2,598,648	3,387,979
Acquired lease obligations, net	271,547	493,708
Due to affiliates	3,992,813	3,871,466
	82,375,383	77,216,742

Members’ Deficit	(15,632,184)	(7,359,490)

	$66,743,199	$69,857,252

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Revenues
Rental	$6,720,711	$6,979,761
Tenant reimbursements	2,770,927	2,714,104
Interest and other income	138,241	117,650
	9,629,879	9,811,515

Expenses
Rental property operating and maintenance expenses	5,975,458	5,237,346
Real estate taxes	732,675	643,168
Loss on sale of real estate asset	38,533	-
Interest expense	6,026,444	5,849,589
Depreciation and amortization	4,570,001	2,846,790
General and administrative	432,962	475,870
	17,776,073	15,052,763

Net Loss	$(8,146,194)	$(5,241,248)

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Presidential	David	Harold
	Realty Corp.	Lichtenstein	Rubin	Total

Balance at January 1, 2007	$(1,326,658)	$(851,929)	$76,845	$(2,101,742)

Distributions	-	-	(16,500)	(16,500)

Net loss	(1,519,962)	(3,668,874)	(52,412)	(5,241,248)

Balance at December 31, 2007	(2,846,620)	(4,520,803)	7,933	(7,359,490)

Distributions	-	-	(126,500)	(126,500)

Net loss	(2,362,396)	(5,702,336)	(81,462)	(8,146,194)

Balance at December 31, 2008	$(5,209,016)	$(10,223,139)	$(200,029)	$(15,632,184)

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Cash Flows From Operating Activities:
Net loss	$(8,146,194)	$(5,241,248)
Adjustments to reconcile net loss to net cash
from operating activities:
Depreciation and amortization	4,570,001	2,846,790
Loss on sale of real estate asset	38,533	-
Net change in revenue related to acquired lease rights/obligations	11,836	101,109
Bad debt allowance	318,846	265,974
Interest accrued into note payable - related	2,828,710	1,761,086
Rents and other receivables	308,928	(290,507)
Prepaid expenses	133,462	(128,960)
Accounts payable, accrued expenses and other liabilities	(398,186)	365,280
Interest expense payable	28,908	(22,654)
Due to affiliates	121,347	3,042,639
Deferred revenue	(146,174)	220,930
Net cash provided by (used in) operating activities	(329,983)	2,920,439

Cash Flows From Investing Activities:
Escrow deposits, net	261,741	66,794
Deferred leasing costs	21,088	(839,446)
Accounts payable, accrued expenses and other liabilities	(391,143)	(704,032)
Sales proceeds from sale of real estate asset	411,467	-
Additions to properties	(3,367,546)	(13,237,423)
Net cash used in investing activities	(3,064,393)	(14,714,107)

Cash Flows From Financing Activities:
Repayment of mortgage note payable	(438,922)	-
Proceeds from notes payable – related party	3,776,264	16,562,870
Repayment of notes payable – related party	-	(4,425,685)
Deferred financing costs	(75,373)	(27,900)
Member distributions	(126,500)	(16,500)
Net cash provided by financing activities	3,135,469	12,092,785

Net change in cash and cash equivalents	(258,907)	299,117

Cash and cash equivalents, beginning of year	699,014	399,897

Cash and cash equivalents, end of year	$440,107	$699,014

Supplemental Disclosures of Cash Flow Information:
Cash paid during the years ended for:
Interest	$3,217,884	$4,075,849

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

a.	Formation

Lightstone Member II LLC (“Lightstone”) was formed under the laws of the Commonwealth of Delaware on December 1, 2004.    The purpose of Lightstone is to acquire, own, develop and manage retail malls.  Lightstone Member II LLC and Subsidiaries (the “Company”) own the following retail malls as of December 31, 2008:

Property		Approximate		Occupancy at
Name	Location	Square Feet	Ownership	Dec. 31, 2008

Shawnee Mall	Shawnee, OK	444,000	Fee	71%
Brazos Outlet Center	Lake Jackson, TX	698,000	Fee	76%
		1,142,000

As of December 31, 2008, members of Lightstone and their respective percentage interests are as follows:

Ownership
Interests

Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	70%
Harold Rubin	1%

b.	Cash Distribution, Profit and Loss Allocations

Lightstone shall continue to operate until dissolved per the operating agreement.  The liability of each of the members is limited to the amount of capital contributed.

Distributions of proceeds shall be distributed to the members at the discretion of the Managing Member, subject to the terms and conditions of all indebtedness of Lightstone; provided that cash flow shall be distributed not less than annually and capital proceeds shall be distributed not later than forty-five days from the closing of the transaction giving rise to such capital proceeds.

Distributions of cash flow shall be made to the members as follows:

(a)
First, to the Managing Member and its affiliate, Cedar Asset Management, LLC (or Harold Rubin), until the Managing Member and its affiliate (or Harold Rubin) have received an aggregate amount equal to an accrued return of  11% per annum (“Preferred Return”) on the Managing Member’s and affiliate’s unreturned capital contribution.

(b)	Then, to the members in accordance with their respective ownership interests.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

b.	Cash Distribution, Profit and Loss Allocations (continued)

Capital proceeds shall be distributed to the members as follows:

(a)
First, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal to an accrued return of 11% per annum on the Managing Member’s and its affiliates’ unreturned capital contribution.

(b)	Then, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal the Managing Member’s and its affiliates’ capital contribution.

(c)	Then, to the members in accordance with their respective ownership interests.

c.	Allocation of Profits and Losses

For financial reporting purposes, income is allocated based upon the cash flow distribution formula above.  Losses are allocated pro-rata based upon ownership interests.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Accounting

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Principles of Consolidation

The consolidated financial statements include the accounts of Lightstone Member II and its wholly-owned subsidiaries, Shawnee Mall LLC and Brazos Outlet Mall LLC. All material intercompany balances and transactions have been eliminated in consolidation.

c.	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  They also affect reported amounts of revenues and expenses during the reporting period.  Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation of receivables and the allocation of purchase price to acquired lease rights and obligations.  Actual results could differ from those estimates.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents. The Company maintains cash accounts at financial institutions, which are insured up to a maximum of $250,000. At various times during the year, balances exceeded the federally insured limit.  Due to the credit quality of the financial institutions, such credit risk is considered, by the Company, to be minimal.

e.	Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail properties are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases.  “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Company’s tenants, is recognized in the period in which the tenants achieve their specified threshold per their lease agreements.  These amounts are included in rental revenues in the accompanying consolidated statements of operations.

Rental income is also recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the amortization of acquired favorable leases and acquired unfavorable leases is recognized as a reduction of or an addition to base rental income, respectively, over the terms of the respective leases.  The net amount included in base rental income for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007

Shawnee Mall	$(20,977)	$(31,843)
Brazos Outlets Center	9,141	(69,266)

	$(11,836)	$(101,109)

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred.  Lease termination fees are recognized when the related leases are canceled, the tenant surrenders the space, and the Company has no continuing obligation to provide services to such former tenants.

The Company provides an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Company reviews its allowance for doubtful accounts monthly.  Balances that are past due over 90 days and over a specified amount are reviewed individually for collectibility.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered doubtful.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.	Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases.  Loan costs are capitalized and amortized to interest expense over the term of the related loan.

g.	Real Estate and Depreciation

Real estate is stated at historical cost less accumulated depreciation.  The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 40 years.  Tenant improvements are depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life.  Equipment is depreciated on the straight-line basis over estimated useful lives of 5 to 7 years.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset.  Repairs and maintenance are charged to expense as incurred.

h.	Impairment of Long-Lived Assets

Management assesses whether there has been impairment in the value of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

i.	Purchase Accounting for Acquisition of Interests in Real Estate Entities

Management allocated the purchase price of properties to tangible and identified intangible assets acquired based on its fair value in accordance with the provisions of SFAS No. 141, Business Combinations.  The fair value of the tangible assets of an acquired property (which includes land, building, and improvements) was determined by valuing the properties as if vacant, and the “as-if-vacant” value was then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determined the “as-if-vacant” fair value of properties using methods similar to those used by independent appraisers.

Factors considered by management in performing these analyses included an estimate of carrying costs to execute similar leases.  In estimating carrying costs, management included real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.  Management also estimated costs to execute similar leases including leasing commissions, legal and other related costs.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i.	Purchase Accounting for Acquisition of Interests in Real Estate Entities (continued)

In allocating the fair value of the identified intangible assets and liabilities of acquired properties, above-market and below-market in-place lease values were recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.  The capitalized above-market lease values (included in the acquired lease rights in the accompanying consolidated balance sheets) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases.  The capitalized below-market lease values (presented as acquired lease obligations in the accompanying consolidated balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, was measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above.  This aggregate value was allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for these particular acquisitions.  The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

j.	Income Taxes

The Company is a limited liability company which elected to be treated as a partnership for income tax purposes and is, therefore, not subject to income taxes at the entity level.  All income and losses pass through to the members and are reported by them individually for income tax purposes.

k.	Reclassifications

Certain reclassifications have been made to the 2007 financial statement presentation to correspond to the current year’s format.

3.	ESCROW DEPOSITS

Escrow deposits include funds and other restricted deposits required in conjunction with the Company’s loan agreements.  Such amounts are to be used for specific purposes, such as the payment of real estate taxes, insurance and capital improvements.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

4.	REAL ESTATE

At December 31, 2008 and 2007, investments in real estate consists of the following:

	2008	2007

Land	$6,635,593	$7,085,593
Buildings and improvements	46,423,982	47,393,346
Tenant improvements	15,840,139	13,876,645
	68,899,714	68,355,584
Accumulated depreciation	(7,148,638)	(5,442,287)
	$61,751,076	$62,913,297

5.	LEASE INTANGIBLES

Lease intangibles and the value of assumed lease obligations were comprised as follows:

	2008
			Acquired		Acquired
	Lease	Leases in	Lease		Lease
	Commissions	Place	Rights	Total	Obligations

Cost	$862,594	$2,376,476	$1,589,107	$4,828,177	$(1,328,347)
Accumulated
amortization	(240,261)	(1,881,046)	(1,168,990)	(3,290,297)	1,056,800
	$622,333	$495,430	$420,117	$1,537,880	$(271,547)

	2007
			Acquired		Acquired
	Lease	Leases in	Lease		Lease
	Commissions	Place	Rights	Total	Obligations

Cost	$892,045	$2,818,755	$1,850,970	$5,561,770	$(2,052,018)
Accumulated
amortization	(133,664)	(2,023,456)	(1,196,856)	(3,353,976)	1,558,310
	$758,381	$795,299	$654,114	$2,207,794	$(493,708)

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

5.	LEASE INTANGIBLES (Continued)

The estimated aggregate amortization expense or rental revenue adjustment for lease intangibles for the five succeeding years is as follows:

			Acquired		Acquired
	Lease	Leases in	Lease		Lease
	Commission(1)	Place (1)	Rights (2)	Total	Obligations(2)

2009	$105,288	$148,563	$159,767	$413,618	$(67,240)
2010	85,556	103,673	101,114	290,343	(55,943)
2011	79,860	89,999	90,341	260,200	(46,559)
2012	64,524	67,425	51,990	183,939	(45,493)
2013	59,283	34,210	15,726	109,219	(21,127)
Thereafter	227,822	51,560	1,179	280,561	(35,185)

(1) Charged to amortization expense.
(2) Recorded as an adjustment to base rental revenues.

6.	MORTGAGE NOTE PAYABLE

The mortgage note payable to Wachovia Bank is due in January 2010,   The note is payable in monthly installments of interest only at the 30 day LIBOR plus 280 basis points with the LIBOR rate not to be less that 2.36%.  The interest rate at December 31, 2008 was 5.16%.  The note is secured by the real estate, assignment of leases, rent and security deposits.

Under the terms of the subsequent renewal of debt in January 2009, which extended the due date to January 2010, the lender exercised its right to retain the cash flows of the property, pursuant to the provisions in the original mortgage note as the Company’s failed to meet the debt service coverage requirement.

7.	NOTES PAYABLE – RELATED PARTY

Lightstone borrowed $7,835,000 from Presidential Realty Corp., a member of the Company. This loan bears interest at the rate of 11% per annum payable in monthly installments and matures on December 23, 2014.  The loan is collateralized by Lightstone’s membership interest in each of the subsidiaries and is subject to the first mortgage lien to Wachovia Bank. The loan has a prepayment penalty of 3% of principal. Subsequent to the date of these financial statements Lightstone defaulted on the loan by failing to pay the monthly interest installment.  An agreement was reached whereby, along with certain other provisions, the accrued interest on the loan is personally guaranteed by Mr. Lichtenstein.

The Company incurred interest expense of $876,214 and $873,820 in 2008 and 2007, respectively.

A member of the Company made advances to the Company for working capital needs of the properties. The loan bears interest of 11% and is payable upon demand.  Any unpaid interest on the loan is capitalized   Interest added to the note balance in 2008 was $2,828,710 and $1,761,086 in 2007. During the year the member made an additional advance of $3,776,264 to the Company under similar terms.

The Company incurred interest expense of $2,829,026 and $1,751,086 in 2008 and 2007, respectively.

LIGHTSTONE MEMBER II LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

7.	NOTES PAYABLE – RELATED PARTY (Continued)

Also, during 2007, the Company repaid in full an amount of $4,425,685 to another member who had advanced funds to the Company for working capital needs of the properties.

The notes payable to related parties is made up of the above loan balances as follows:

	2008	2007

Presidential Realty Corp Loan	$7,835,000	$7,835,000
Other Member Loan	28,064,387	21,459,413
	$35,899,387	$29,294,413

8.	DUE TO AFFILIATES

The net amount due to affiliates is due upon demand and bears interest rate of 11%.

9.	RENTALS UNDER OPERATING LEASES

The Company receives rental income from the leasing of retail shopping center space under operating leases.  The Company recognizes income from tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amounts due.  Rental income recorded in 2008 was $331,000 less than the amounts contractually due.  In 2007 rental income recorded was $235,000 in excess of amounts contractually due.

The minimum annual future base rentals due under non-cancelable operating leases as of December 31, 2008, are as follows:

2009	$5,574,810
2010	4,924,660
2011	4,271,037
2012	3,656,890
2013	3,099,881
Thereafter	17,399,838

$38,927,116

Minimum annual future rentals due do not include amounts which are payable by certain tenants based upon certain reimbursable operating expenses.  The tenants include national and regional chains and local retailers and, consequently, the Company’s credit risk is concentrated in the retail industry.